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                                                                       Exhibit 7


                              AMENDED AND RESTATED
                             PARTICIPATION AGREEMENT

         THIS AMENDED AND RESTATED PARTICIPATION AGREEMENT (this "Agreement") is made and entered into as of February 29, 2000, by and between Value Partners, LTD, a Texas limited partnership (the "Lead"), and T. Rowe Price Recovery Fund II, L.P., a Maryland limited partnership (the "Participant").

                             PRELIMINARY STATEMENTS

                  Altiva Financial Corporation, a Delaware corporation (the "Borrower") and the Lead have entered into an Amended and Restated Secured Convertible Senior Note Purchase Agreement of even date herewith (the "Note Purchase Agreement") whereby the Lead has purchased from Borrower 12% Secured Convertible Senior Notes due 2006 (the "Notes") in the aggregate principal amount of $14,000,000.

         Previously, the Participant has purchased an undivided participation interest in the Notes in the aggregate amount of $3,500,000 pursuant to the terms of a Participation Agreement between the Lead and the Participant dated August 31, 1999, as amended by Amendment No. 1 to the Participation Agreement, dated as of December 13, 1999, Amendment No. 2 to the Participation Agreement, dated as of December 30, 1999, Amendment No. 3 to the Participation Agreement, dated as of February 2, 2000, and Amendment No. 4 to the Participation Agreement, dated as of February 11, 2000 (collectively, the "Existing Agreement"). The Participant desires to purchase, and the Lead desires to sell, an additional undivided participation interest in the Notes in the amount of $2,000,000 such that the Participant's interest in the Notes will be increased to $5,500,000.

                                   AGREEMENTS

         NOW, THEREFORE, for and in consideration of the premises and the mutual promises hereinafter set forth, the Lead and the Participant agree as follows:

         1. Terms which are not otherwise defined herein shall have the respective meanings ascribed to such terms in the Note Purchase Agreement and/or the Notes.

         2. The Participant hereby agrees to purchase, and the Lead hereby agrees to sell, without recourse on or warranty by the Lead and upon the terms and conditions herein set forth, an undivided participation interest in the Notes in the amount of $2,000,000 which when aggregated with Participant's previously purchased participation interest in the Notes pursuant to the Existing Agreement will result in the Participant having an aggregate $5,500,000 or 39.29% undivided participation interest in the aggregate outstanding principal amount of the Notes as of the date hereof. Such percentage, as adjusted pursuant to the terms hereof, shall be the Participant's "Percentage of Participation." As of the date hereof, the Lead shall be deemed to have a 60.71% interest in the

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aggregate outstanding principal amount of the Notes, which percentage shall be adjusted to reflect any exercise of conversion or repurchase rights pursuant to the Notes (the "Lead Interest"). The Participant's Percentage of Participation in the Notes shall be evidenced by a Participation Certificate in the form of Exhibit A, attached hereto. In the event of any conflict between this Agreement and such certificate, the provisions of this Agreement shall control.

         3. The Lead shall allocate a portion of all principal and interest payments it receives on the Notes and in an amount equal to the Participant's Percentage of Participation multiplied by the amount of such payment and shall remit the same to the Participant, via wiring instructions provided by the Participant to the Lead, on the Business Day that such payment is received by the Lead, provided that, if such payment is not received prior to 2:00 p.m. on a Business Day, such remittance shall be made by the Lead on the following Business Day. With respect to interest paid on the Notes for periods prior to the date hereof, the parties hereto will allocate such interest payments to properly reflect their respective interests during the periods as set forth on Exhibit B, attached hereto. In addition, following application of such proceeds to the costs or fees incurred by the Lead incident to collection thereof, the Lead shall allocate and remit to the Participant its Percentage of Participation of any recoveries or liquidation proceeds obtained by the Lead incident to the liquidation of any Collateral, as defined in the Security Agreement, securing the Notes or other collection efforts undertaken by or on behalf of the Lead. Alternatively, at the request of Participant by notice to the Lead, the Lead shall request the Borrower to remit Participant's Percentage of Participation in payments of principal and interest on the Notes directly to the Participant. In the event the Participant requests that payments of its Percentage of Participation be made directly to Participant, then the Lead may assume that such Percentage of Participation payments are actually received by the Participant unless the Participant provides the Lead with notice to the contrary. The Lead's records and allocations of payments against the Participant's Percentage of Participation shall be controlling absent manifest error.

         4. The Participant acknowledges that copies of the Note Purchase Agreement and the Related Agreements have been provided to the Participant. The purchase by the Participant and the sale by the Lead of an interest in the Notes is not intended to be, and shall not be construed as, a loan by the Participant to the Lead or as an investment in any business enterprise.

         5. Without the prior written consent of the Participant, the Lead shall not:

         (a) Renew or extend the Maturity Date of the Notes;

         (b) Consent to any release, substitution or exchange of any of the Collateral other than as permitted in the Security Agreement;

         (c) Consent to any release or substitution of the Borrower, or any guarantor, accommodation party or other obligor under the Note Purchase Agreement or any of the Related Agreements;


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         (d) Decrease the stated rate of interest, the Redemption Price or the
Repurchase Price, or reduce, defer or eliminate any payment obligations under the Notes;

         (e) Impair the right the convert the Notes into Common Stock in any material respect; or

         (f) Increase the principal amount of the Notes.

         ln the event the Lead requests in writing that Participant consent to any action which requires Participant's consent hereunder, Participant shall not unreasonably withhold such consent. If Participant fails to respond to Lead's request within two Business Days after such request is given to Participant, then Participant's consent shall be deemed to have been granted. If Participant is unwilling to consent to any amendment, modification, release, waiver or other action, the Lead shall have the right, but not the obligation, to repurchase, Participant's Percentage of Participation in the Notes and, in the event of such a repurchase, Participant shall thereafter have no further rights to participate in any funds received from Borrower pursuant to the Notes. In the event the Lead chooses to exercise its right to repurchase the Participant's Percentage of Participation in the Notes, the repurchase price therefore shall be the amount equal to the Percentage of Participation multiplied by the unpaid principal amount outstanding on the Notes plus accrued interest. Nothing herein shall affect Participant's ability to convert its Percentage of Participation in the Notes or to have the Borrower repurchase some or all of its Percentage of Participation as described in paragraph 14, below.

         6. All funds received by the Lead under the Credit Agreement shall first be used to pay all expenses of the Lead as provided for in the Note Purchase Agreement or any of the Related Agreements, then paid to the Participant on a pro rata basis in accordance with Participant's Percentage of Participation.

         7. Except as specifically provided for herein, all losses and expenses in connection with the Note Purchase Agreement and the Related Agreements shall be borne by the Participant on a pro rata basis in accordance with its Percentage of Participation.

         8. Upon the occurrence of an Event of Default under the Notes, the Lead shall give to the Participant prompt notice of such default (the "Borrower's Default"). The Lead shall reasonably attempt to consult with the Participant before taking any action on account of said Borrower's Default. The Lead shall continue to provide Participant with copies of all modifications, amendments and revisions to the Notes, the Note Purchase Agreement and any of the Related Agreements, and copies of all legal proceedings commenced to enforce the rights of the Lead under the Notes, the Note Purchase Agreement and any of the Related Agreements.

         9. Should the Lead fail to perform any obligation imposed upon it under this Agreement, or should the Lead become insolvent, dissolve or terminate its existence, or should there be appointed for the Lead a receiver, conservator or trustee, or should there be any assignment of all



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or substantially all of the assets of the Lead (other than in its usual course of business), or should any bankruptcy or insolvency proceeding be taken by or against the Lead under federal or state law, then the Participant shall have the right to an accounting for all money and other property received by the Lead pursuant to the Notes or any of the other Related Agreements. In addition, upon the occurence of any event referenced in the immediately preceding sentence, the Participant shall have the right, but not the obligation, to repurchase the Lead Interest in the Notes and, in the event of such repurchase, the Lead shall thereafter have no further rights to participate in any funds received from Borrower pursuant to the Notes. In the event the Participant chooses to exercise its right to repurchase the Lead Interest in the Notes, the repurchase price therefore shall be the amount equal to the Lead Interest multiplied by the unpaid principal amount on the Notes plus accrued interest. Nothing herein shall affect the Lead's ability to exercise its conversion or repurchase rights pursuant to the terms of Articles VII and VIII, respectively, of the Notes. Notwithstanding anything to the contrary herein, the Participant's ability to exercise its repurchase rights hereunder shall be subject to th e Participant's ability to satisfy all requirements to be a pledgee in all of the collateral which is subject to the Security Agreement.

         10. The Lead shall provide to the Participant all available information concerning the Borrower contained in its files as may reasonably be requested by the Participant and as required by all applicable law. The Participant acknowledges that it has, independently and without reliance upon the Lead and based on the financial and other information supplied by the Borrower and such other documents and information as the Participant has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. The Participant also acknowledges that it will, independently and without reliance upon the Lead and based on such financial statements and such other documents and information as the Participant has deemed appropriate, perform and will continue to perform its own analysis of the credit quality of and documentation for the Notes, the Note Purchase Agreement and the Related Agreements and related information on the Borrowers during the term hereof.

         11. The Participant represents that it has acquired its interest in the Notes for its own account and not with a view toward the sale or further participation thereof.

         12. The Participant's interest in the Notes may not be assigned, participated, subdivided or transferred without the Lead's prior written consent which shall not be unreasonably withheld. All notices hereunder need only be sent to Participant even if its interest is assigned or otherwise transferred.

         13. The Lead shall not be required to take any action hereunder or to prosecute or defend any suit in respect of this Agreement, the Note Purchase Agreement or any of the Related Agreements unless indemnified to the Lead's satisfaction by the Participant, on a pro rata basis consistent with its Percentage of Participation, against loss, cost, liability and expense. If any indemnity furnished to the Lead shall, in the Lead's reasonable opinion, become impaired, it may call for additional indemnity and cease to do the acts indemnified against until such additional indemnity is given. In addition, the Participant agrees to indemnify the Lead, on a pro rata basis consistent with




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its Percentage of Participation, (to the extent not reimbursed by the Borrower)
from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against the Lead in any way relating to or arising out of this Agreement, the Note Purchase Agreement or any of the Related Agreements for any action taken or omitted by the Lead under this Agreement, the Note Purchase Agreement or any of the Related Agreements, excluding claims arising out of or resulting from the Lead's gross negligence, bad faith or willful misconduct. Without limitation of the foregoing, the Participant agrees to reimburse the Lead promptly upon demand for any reasonable and necessary out-of-pocket expenses, on a pro rata basis consistent with its Percentage of Participation (including reasonable counsel fees and expenses) incurred by the Lead in connection with the preparation, execution, administration or enforcement of, or legal advice in respect of rights or responsibilities under this Agreement, the Note Purchase Agreement or any of the Related Agreements, to the extent that the Lead is not reimbursed for such expenses by the Borrower. The provisions of this Section shall survive the termination of this Agreement and/or the payment or assignment of any interest in the Notes, the Note Purchase Agreement or any of the Related Agreements. Notwithstanding anything herein to the contrary, the Participant's indemnification obligations hereunder shall be limited to liabilities arising, or as a result of events occurring, during the time that Participant owns a Percentage of Participation in the Notes.

         14. The Participant shall be entitled to convert some or all of its Percentage of Participation in the Notes to shares of Common Stock in accordance with Article VII of the Notes and/or have some or all of the Participant's Percentage of Participation in the Notes repurchased in accordance with Article VIII of the Notes. The Lead agrees to provide promptly to the Participant a copy of all notices received by the Lead from the Borrower pursuant to the Notes, the Note Purchase Agreement and any Related Agreement. In the event the Participant wishes to exercise its conversion or repurchase privilege, it shall provide written notice to the Lead in the form of Exhibit C hereto. As promptly as practicable upon receipt of such notice from Participant, the Lead shall take all necessary and appropriate action to exercise such conversion or repurchase, as the case may be, substantially in accordance with the terms of Article VII or
Article VIII of the Notes and the Participant's notice hereunder. In the event of any conversion or repurchase, the Participant's Percentage of Participation shall be adjusted to reflect the Participant's ownership interest in the then outstanding aggregate principal amount of the Notes in a manner consistent with
Section 2 hereof.

         15. Neither the Lead nor any of its officers, directors, employees, agents, shareholders or attorneys (hereinafter called "Associates") shall be liable for any mistakes or error of judgment or for any action taken or omitted to be taken by the Lead or any of them except for gross negligence, bad faith or willful misconduct. The Lead does not and shall not under any circumstances have any fiduciary relationship of any kind with the Participant, under this Agreement or with respect to the Note Purchase Agreement, any of the Related Agreements or otherwise. Without limiting the generality of the foregoing, neither the Lead nor any Associate shall be liable for any action taken or omitted to be taken by it under this Agreement, the Note Purchase Agreement or any of the Related Agreements in good faith and reasonably believed by it to be within the discretion or power



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conferred upon it by this Agreement, the Note Purchase Agreement or any of the
Related Agreements.

         16. Except as may be deemed appropriate by Participant in the reasonable exercise of its fiduciary duties or other obligations to its clients or except as may be required by applicable legal requirements or proceedings or upon request of any governmental authority having jurisdiction over Participant, Participant will not, without the express prior written consent of the Lead, disclose any term of the Note Purchase Agreement or any of the Related Agreements or this Agreement to any Person.

         17. Participant represents and warrants to the Lead that (i) Participant does not consider the acquisition of Participant's Percentage of Participation in the Notes to constitute the "purchase" or "sale" of a "security" of, or issued by, the Lead within the meaning of the Securities Act of 1933, as amended, the Securities Exchange Act of 1934, as amended, or Rule l0b-5 promulgated thereunder, the Trust Indenture Act of 1939, the Securities Act of the State of Texas, any other applicable securities statute or law, or any rule or regulation under any of the foregoing; (ii) Participant has no expectation that it will derive profits from the efforts of the Lead or any third party in respect of the acquisition of the Participant's Percentage of Participation; (iii) the purchase of Participant's Percentage of Participation merely constitutes a commercial transaction by the Participant with the Lead regarding the Participant's Percentage of Participation in the Notes and does not represent an "investment" (as that term is commonly understood) in the Lead;
(iv) Participant is purchasing the Participant's Percentage of Participation for its own account in respect of a commercial transaction made in the ordinary course of its commercial business; (v) Participant is engaged in the business of entering into commercial transactions (including transactions of the nature contemplated herein), can bear the economic risk related to the purchase of the same, and has had access to all information described by it in making its decision whether or not to purchase the same; and (vi) Participant has the full and complete authority and ability to enter into and perform its obligations under this Agreement and has obtained any and all necessary consents for the same.


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         18. Notices and other communications provided for herein shall be given in writing and either delivered by messenger against receipt therefor, mailed by registered or certified mail, return receipt requested and postage paid, or by facsimile transmission with confirmation, in each case addressed, if to the Lead, to:

         Value Partners, LTD
         4514 Cole Avenue, Suite 808
         Dallas, Texas 75205
         Attention: Timothy G. Ewing
         Facsimile: (214) 522-2176
         Telephone: (214) 522-2100

         and if to the Participant, to:

         T. Rowe Price Recovery Fund II, L.P.
         100 E. Pratt Street
         Baltimore, Maryland 21202
         Attention: Hubert M. Stiles, Jr.
         Facsimile: (410) 345-2304
         Telephone: (410) 345-6840

or to such other address as either party may direct in writing. All notices and other communications shall be deemed to have been effectively given upon receipted acceptance, if given via registered or certified U.S. mail, upon receipted delivery, if given via overnight delivery or messenger service, or upon facsimile confirmation of transmission if sent via facsimile.

         19. This Agreement may be executed in any number of counterparts. All of the separate counterparts of this Agreement shall constitute but one and the same instrument. This Agreement shall be binding upon the parties hereto and their respective successors and assigns.

         20. This Agreement shall be governed by and construed in accordance with the laws of the State of Texas applicable to agreements made and entirely to be performed within such jurisdiction.

         21. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated orally, but only by an instrument in writing signed by the party against which enforcement of the change, waiver, discharge or termination is sought.

         22. Neither the execution of this Agreement, nor the sale of the participation interest in the Notes thereunder, nor any agreement to share in profits or losses arising as a result of this


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transaction is intended to be, nor shall it be construed to be, or to create, any partnership, joint venture or other joint enterprise between the Lead and the Participant.

         23. This Agreement shall remain in full force and effect until the final repayment in full of all of the Notes. As of the date hereof, the Notes are due as of June 30, 2006, unless earlier redeemed.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.

                          VALUE PARTNERS, LTD

                          By:  EWING & PARTNERS,
                               General Partner

                          By:  /s/ Timothy G. Ewing
                               -----------------------------------
                               Name:      Timothy G. Ewing
                               Title:     Managing Partner

                          T. ROWE PRICE RECOVERY FUND II, L.P.

                          By:  T. Rowe Price Recovery Fund II Associates, L.L.C.

                          By:  /s/ Hubert M. Stiles, Jr.
                               -----------------------------------
                               Name:      Hubert M. Stiles, Jr.
                               Title:     President



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